                      SECURITIES AND EXCHANGE COMMISSION


                          WASHINGTON,  D. C.  20549


                                SCHEDULE 13G/A


                  Under the Securities Exchange Act of 1934


                          HILLENBRAND INDUSTRIES INC.
                          ---------------------------
                               (NAME OF ISSUER)



                                 COMMON STOCK
                    ---------------------------------------
                        (Title of Class of Securities)


                                  431573104
                                  ---------
                                (CUSIP Number)


                              DECEMBER 31, 1995
                              -----------------
                                    (Date)


       Check the following box if fee is being paid with this statement


            _____________________________________________________


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CUSIP NO.                431573104
          ------------------------

--------------------------------------------------------------------------------

1)   Names of Reporting Persons               I.R.S. No.  31-0738296
     S.S. or I.R.S. Identification Nos. of           BANC ONE CORPORATION
     Above Persons                                   --------------------

--------------------------------------------------------------------------------

2)   Check the Appropriate Box if a
     Member of a Group                       (a) ____________________
     (See Instructions)                      (b) ____________________

--------------------------------------------------------------------------------

3)   SEC Use only

--------------------------------------------------------------------------------

4)   Citizenship or Place of
     Organization                      OHIO CORPORATION
                                       ----------------

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Number of Shares      (5)  Sole Voting Power                   700,663
                                                             -----------
Beneficially          (6)  Shared Voting Power                     800
                                                             -----------
Owned by              (7)  Sole Dispositive Power              932,836
                                                             -----------
Each Reporting        (8)  Shared Dispositive Power           2,530,164
                                                             -----------
Person with

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9)   Aggregate Amount Beneficially                            3,463,000
                                                             -----------
     Owned by Each Reporting Person

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                         4.89%
                                                             -----------

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)                                            HC
                                                             -----------

--------------------------------------------------------------------------------

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Item 1(a) Name of Issuer:                 HILLENBRAND INDUSTRIES INC.
                                          ---------------------------
Item 1(b) Address of Issuer's principal executive
           offices:                                    700 STATE RTE 46E
                                                   --------------------------
                                                      BATESVILLE, IN 47006
                                                   --------------------------

Item 2(a) Name of person filing:                   BANC ONE CORPORATION
                                                   --------------------

Item 2(b) Address of principal business office or,   100 East Broad Street
                                                     ---------------------
          if none residence:                       Columbus, Ohio  43271-0156
                                                   --------------------------

Item 2(c) Citizenship:                             Not Applicable
                                                   --------------

Item 2(d) Title of class of securities:                  COMMON STOCK
                                                   --------------------------

Item 2(e) CUSIP No.:                                       431573104
                                                   --------------------------

Item 3.   This statement is filed pursuant to Rule 13d-1(c).

Item 4.   Ownership

          This beneficial ownership by BANC ONE CORPORATION with respect to
                                       --------------------
          common shares of       HILLENBRAND INDUSTRIES INC.  as of
                           -----------------------------------------------
                 December 31, 1995  is as follows                              :
          ---------------------------------------------------------------------

          (a)  Amount beneficially owned:                          3,463,000
                                                               -----------------
          (b)  Percent of class                                         4.89%
                                                               -----------------

          (c)  Number of shares as to which such person has:

               (i)       Sole power to vote or to direct the vote:     700,663
                                                                     ----------
               (ii)      Shared power to vote or to direct the vote:       800
                                                                     ----------
               (iii)     Sole power to dispose or to direct the
                         disposition of:                               932,836
                                                                     ----------
               (iv)      Shared power to dispose or to direct the
                         disposition of:                             2,530,164
                                                                     ----------
Item 5.   Ownership of 5 percent or less of a Class.                     YES
                                                                     ----------

Item 6.   Ownership of More than 5 percent on Behalf of Another Person.   N/A
                                                                        -------
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Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          Security Being Reported on By the Parent Holding Company.

          BANK ONE WEST VIRGINIA
          ----------------------
          BANK ONE, ARIZONA, NA
          ---------------------
          BANK ONE TRUST CO., NA
          ----------------------
          BANK ONE, TEXAS, NA
          -------------------
          BANK ONE, INDIANAPOLIS, NA
          --------------------------
          THE ONE GROUP
          -------------

Item 8.   Identification and Classification of Members of the Group.     N/A
                                                                     ----------

Item 9.   Notice of Dissolution of group.                                N/A
                                                                     ----------

Item 10.  Certification.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated:         FEBRUARY 14, 1996
               -----------------


                                   BANC ONE CORPORATION

                              By:  /s/ BRETT D. CAMBERN
                                   Brett D. Cambern
                                   Investment Compliance Officer